This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The offer is made solely by the Offer to Purchase dated
October 20, 1997 and the related Letter of Transmittal. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the offer to holders of Shares in such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of BTR Acquisition Corporation by Wasserstein Perella & Co., Inc. (the "Dealer Manager") or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.


                      Notice Of Offer To Purchase For Cash
                     All Outstanding Shares Of Common Stock
                                       and
                All Outstanding Warrants To Purchase Common Stock
                                       of
                          EXIDE ELECTRONICS GROUP, INC.
                                       at
                      $29.00 Net Per Share Of Common Stock
                                       and
                             $15.525 Net Per Warrant
                                       by
                           BTR ACQUISITION CORPORATION
                     An Indirect Wholly Owned Subsidiary Of
                                     BTR plc

         BTR Acquisition Corporation, a Delaware corporation (the "Purchaser") and an indirect wholly owned subsidiary of BTR plc, an English public limited company ("Parent"), is offering to purchase all outstanding shares of common stock, par value $.01 per share (the "Common Stock"), and all outstanding warrants to purchase shares of Common Stock at $13.475 per share of Common Stock (the "Warrants"), of Exide Electronics Group, Inc., a Delaware corporation (the "Company"), at a price of $29.00 per share of Common Stock and $15.525 per Warrant to purchase one share of Common Stock, in each case net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 20, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). Unless the context indicates otherwise, as used herein, Shares shall mean shares of Common Stock and the Warrants, and shareholders shall mean holders of Shares. Unless the context indicates otherwise, all references to shares of Common Stock shall include the associated rights (the "Rights") issued pursuant to the Rights Agreement, dated as of November 25, 1992, as amended (the "Rights Agreement"), between the Company and First Union National Bank of North Carolina, as Rights Agent.

                         -------------------------------

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, NOVEMBER 17, 1997, UNLESS THE OFFER IS EXTENDED.

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED A NUMBER OF SHARES WHICH WOULD REPRESENT AT LEAST 80% OF THE SHARES OF COMMON STOCK OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION") AND (ii) ALL APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT"), AND UNDER CERTAIN OTHER APPLICABLE FOREIGN ANTITRUST STATUTES HAVING EXPIRED OR TERMINATED. SEE SECTION 15 OF THE OFFER TO PURCHASE. THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING.

         The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 16, 1997, among the Company, Parent and the Purchaser, pursuant to which, after the completion of the Offer, the Purchaser will be merged with and into the Company (the "Merger") and (a) each issued and outstanding Share of Common Stock (other than Shares in the treasury of the Company or owned by the Company or any wholly owned subsidiary of the Company or Parent, the Purchaser or any other subsidiary of Parent or Shares that are held by shareholders exercising appraisal rights pursuant to
Section 262 of the Delaware General Corporation Law) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash equal to the Share price paid pursuant to the Offer and (b) each holder of a Warrant (other than Parent, the Purchaser or any subsidiary of Parent) shall, in accordance with the terms of the agreement pursuant to which the Warrants were issued and without having to take any action other than surrendering such Warrant, receive in respect of each share of Common Stock that may have been acquired upon exercise of such Warrant an amount equal to the amount by which the price per share of Common Stock paid pursuant to the Offer exceeds the exercise price per share of Common Stock of such Warrant. The parties have also agreed that if the Minimum Condition is not achieved, they will pursue a cash merger, at the same price, which would require the vote of a majority of the Company's outstanding voting stock.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S AND ITS SHAREHOLDERS AND HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

         The purpose of the Offer is to enable Parent to acquire control of, and the entire equity interest in, the Company.

         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser as, if and when the Purchaser gives oral or written notice to the Depositary (as defined in the Offer to Purchase) of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for validly tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting such payments to validly tendering shareholders. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser, regardless of any extension of the Offer or delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer of Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in Section 2 of the Offer to Purchase) pursuant to the procedures set forth in Section 2 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 2 of the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal.

         The Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any condition specified in Section 15 of the Offer to Purchase, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw his Shares. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer.

         Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to 12:00 midnight, New York City time, on Monday, November 17, 1997 (or, if the Purchaser shall have extended the period of time for which the Offer is open, the latest time and date at which the Offer, as so extended by the Purchaser, shall expire) and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after December 19, 1997. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates or Rights Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates or Rights Certificates, the serial numbers shown on such Share Certificates or Rights Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 2 of the Offer to Purchase), unless such Shares or Rights have been tendered for the account of an Eligible Institution. If Shares or Rights have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares or Rights and otherwise comply with such Book-Entry Transfer Facility procedures. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding.

         The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference. The Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares whose names appear on the Company's Shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers as set forth below. The Purchaser will not pay any fees or commissions to any broker or dealer or to any other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Additional copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies, and will be furnished promptly at the Purchaser's expense.

                     The Information Agent for the Offer is:

                            MacKenzie Partners, Inc.
                                156 Fifth Avenue
                            New York, New York 10010
                          (212) 929-5500 (Call Collect)

                                       or

                          Call Toll Free (800) 322-2885


                      The Dealer Manager for the Offer is:

                         WASSERSTEIN PERELLA & CO., INC.

                               31 West 52nd Street
                            New York, New York 10019
                          (212) 969-2700 (Call Collect)


                                October 20, 1997


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